Exhibit 99.1

     {ENDOLOGIX, INC. LOGO}

     PRESS RELEASE

DATE:	August 7, 2003
CONTACT:	David Richards, Chief Financial Officer, 949-595-7200 www.endologix.com

Endologix, Inc. Reports
2nd Quarter 2003 Results

Irvine, CA — August 7, 2003 — Endologix, Inc., (Nasdaq: ELGX) today announced financial results for the second quarter ended June 30, 2003. Total revenues for the second quarter of 2003 were 49% lower at $989,000, compared with $1,940,000 for the second quarter of 2002. Total revenues for the first six months of 2003 were 42% lower at $2,151,000, compared with $3,708,000 for the same period of 2002. Product revenue increased 111% to $295,000 for the second quarter ended June 30, 2003, from $140,000 for the second quarter of 2002. Product revenue increased 461% to $785,000 for the first six months of 2003, from $140,000 for the same period of 2002. Product revenue for 2002 includes one month of sales of PowerLink AAA products. License revenues for the quarter ended June 30, 2003 decreased 61% to $694,000 from $1,800,000 from the corresponding period of 2002. License revenues for the first six months of 2003 decreased 62% to $1,366,000 from $3,568,000 from the corresponding period of 2002. License revenues are primarily derived from royalties received from Guidant related to our licensed Focus technology. We believe that the decrease in Guidant license revenues is primarily due to the introduction by Guidant of non-licensed products in the U.S. in 2002 and competition from drug-eluting stent products. We anticipate that Guidant license revenues will continue to decline.

Net loss for the second quarter of 2003 was $(1,653,000), or $(0.07) per share, compared with net loss of $(4,862,000), or $(0.28) per share, for the same period of 2002. Net loss for the first six months of 2003 was $(2,843,000), or $(0.12) per share, compared with net loss of $(4,314,000), or $(0.29) per share, for the same period of 2002. The results for 2002 include a charge for acquired in-process research and development of $4,438,000 from the merger with the (former) private company Endologix; while the results for 2003 reflect expenses to commercialize the PowerLink AAA technology acquired at the end of May 2002.

Research, development and clinical expenses for the second quarter of fiscal 2003 were $1,715,000, compared with $1,699,000 for the second quarter of fiscal 2002. While the total expenditures were comparable, spending on radiation technology development dropped by $1,103,000 in the second quarter of 2003 but was offset by a comparable increase in spending on PowerLink AAA technology development. Research, development and clinical expenses increased 31% to $3,561,000 for the first six months of fiscal 2003 compared with $2,716,000 for the same period of 2002. The increase resulted primarily from an increase in PowerLink technology development expenses of $2,596,000, partially offset by a decrease of $1,751,000 in spending on radiation technology development as we are nearing the completion of the related clinical studies.

Marketing and sales expenses increased 16% to $154,000 for the second quarter of 2003, compared with $133,000 for the same period of 2002. Marketing and sales expenses increased 229% to $437,000 for the first six months of 2003, compared with $133,000 for the same period of 2002. Marketing and sales expense for 2002 includes one month of expenses to support PowerLink marketing and sales.

General and administrative expenses totaled $697,000 for the second quarter of 2003, compared to $693,000 for the same period of 2002. General and administrative expenses for the second quarter of 2002 included severance pay and benefits expense for the former CEO and President of $253,000. General and administrative expenses decreased 23% to $835,000 for the first six months of 2003, compared to $1,091,000 for the same period of 2002. The decrease resulted primarily from a reimbursement to the Company of legal costs and expenses of $468,000, which were previously expensed as general and administrative expense, as part of a legal settlement with Jomed-Endosonics. The decrease was partially offset by increases in consulting costs, including strategic advisor fees, and payroll costs from the addition of general and administrative staff upon the merger with the former Endologix in May 2002.

Commenting on the activities of the quarter, Paul McCormick, President & CEO, said, “Our 2003 results to date reflect our continued emphasis on the development of the PowerLink AAA technology and commitment to meet our financial goals as we progress toward its regulatory approval in the U.S.”

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. The Company’s PowerLink System is an endoluminal stent graft for treating AAA. AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured abdominal aortic aneurysms is approximately 75%, making it the 13th leading cause of death in the United States. Additional information can be found on the Company’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including reduction of Company revenue resulting from declines in sales of Guidant’s royalty-bearing products, and the unpredictability of clinical trials and regulatory approval, changes in future economic, competitive and market conditions, uncertainty of acceptance in the marketplace and future business decisions, adequacy of financial resources to support operations after December 31, 2004 and our ability to raise capital, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, and the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002.

     {ENDOLOGIX, INC. LOGO}

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Revenue:
Product sales	$295	$140*	$785	$140
License revenue	694	1,800	1,366	3,568

Total revenues	989	1,940	2,151	3,708
Cost of sales	108	83	365	152

Gross profit	881	1,857	1,786	3,556
Operating expenses:
Research, development and clinical	1,715	1,699	3,561	2,716
Marketing and sales	154	133	437	133
General and administrative	697	693	835	1,091
Charge for acquired in-process research and development	—	4,438	—	4,438
Minority Interest	1	(7)	(16)	(15)

Total operating expenses	2,567	6,956	4,817	8,363

Loss from operations	(1,686)	(5,099)	(3,031)	(4,807)
Other income (expense):
Interest income	46	185	200	411
Gain (loss) on disposal of assets	(11)	58	(8)	92
Other expense	(2)	(6)	(4)	(10)

Total other	33	237	188	493

Net loss	($1,653)	($4,862)	($2,843)	($4,314)

Basic and diluted net loss per share	($0.07)	($0.28)	($0.12)	($0.29)

Shares used in computing basic and diluted net loss per share	23,915	17,081	23,981	15,133

*	Note: As the merger with the former Endologix was completed at the end of May 2002, revenues for the second quarter of 2002 only include June PowerLink System product sales of $140,000.

{ENDOLOGIX, INC. LOGO}

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2003	2002

ASSETS
Cash, cash equivalents and marketable securities	$6,821	$7,659
Accounts receivable, net	193	622
Other receivables	726	1,004
Inventories	2,172	2,043
Other current assets	335	431

Total current assets	10,247	11,759
Property and equipment, net	141	185
Marketable securities	363	2,051
Goodwill and other intangibles, net	18,838	19,541
Other assets	375	371

Total Assets	$29,964	$33,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,732	$2,348
Minority interest	—	83
Total liabilities	1,732	2,431

Stockholders’ equity	28,232	31,476

Total Liabilities and Stockholders’ Equity	$29,964	$33,907